Exhibit 99.1

For Immediate Release

Contact:                Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports First Quarter Operating Results For Fiscal 2017

Greenwich, Connecticut, March 10, 2017 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the quarter ended January 31, 2017.

Net income applicable to Class A Common and Common stockholders for the first quarter of fiscal 2017 was $3,412,000 or $0.09 per diluted Class A Common share and $0.08 per diluted Common share compared to $2,877,000 or $0.08 per diluted Class A Common share and $0.08 per diluted Common share in last year's first quarter.

Funds from operations ("FFO") for the first quarter of fiscal 2017 was $10,365,000 or $0.28 per diluted Class A Common share and $0.25 per diluted Common share compared with $8,676,000 or $0.26 per diluted Class A Common share and $0.23 per diluted Common share in last year's first quarter.

At January 31, 2017, the company's consolidated properties were 92.6% leased (versus 93.3% at the end of fiscal 2016) and 92.1% occupied (versus 92.8% at the end of fiscal 2016).  The drop in the Company's leased rate in the first quarter was predominantly related to the Company absorbing a 17,000 square foot vacancy at its Midland Park, NJ shopping center.  This space was previously leased to a boutique fitness tenant that closed in the first quarter.  The Company is in the process of re-leasing this space to a national fitness operator.  In addition, in the first quarter the Company absorbed a 6,500 square foot vacancy at its Ridgeway Shopping center in Stamford, CT when its lease with EMS was rejected in bankruptcy.

Both the percentage of property leased and the percentage of property occupied referenced in the preceding paragraph exclude the company's unconsolidated joint ventures.  At January 31, 2017, the company had equity interests in seven unconsolidated joint ventures (751,000 square feet), which were 98.4% leased (versus 98.4% at the end of fiscal 2016).  In addition, the above leased and occupied percentages for the portfolio exclude the Company's White Plains property, the Pavilion, as this property had been under contract to be sold since late 2014 and the Company was maintaining the property vacant to accomplish such sale.  On March 1, 2017, the sale was completed to a subsidiary of Lennar Corporation for a sales price of $56.6 million.

Commenting on the quarter's operating results, Willing L. Biddle, President and CEO of UBP, said "We had another strong quarter with an FFO increase of 19.5% on a dollar value basis and 8.5% on a per share basis over fiscal 2016's first quarter, even with the Pavilion vacant for the entire quarter as we awaited the sale of the property.  A few days ago we completed the sale of the Pavilion to a subsidiary of Lennar Corporation.  We purchased the Pavilion in 2002 and operated it for over 10 years as a successful power center mall.  In 2013, with the expiration of certain large leases pending, we realized the property had great potential to be redeveloped into a much larger retail/residential mixed-use project.  This project could not have become a reality without the cooperation and support of Mayor Thomas Roach and the White Plains Common Council who understood our plan and ultimately supported a re-development of the property to include two high-rise buildings containing over 700 apartments above 75,000 square feet of lower floor retail.  Recognizing that our company is not an expert in large-scale, high-rise construction, we elected to sell the property to Lennar Corporation, which will follow through on our vision of building a high quality, new mixed-use complex that will bring new life and vitality to the southeast end of White Plains.  We know the site has tremendous potential, and we expect that Lennar's project will be a success for the community.  The sales price is a substantial premium over the price that we paid for the property, and when this premium is combined with the strong annual return we made operating the property, it is clear that the Pavilion was a very good investment for our company.  We are glad to have the Pavilion sold so we can focus 100% of our efforts on new opportunities."

Mr. Biddle continued……"The sale of the Pavilion dovetails nicely with our recent purchase of the Pershing Square Shopping Center in Derby, CT for $9 million, demonstrating our ability to put capital to good use.  Pershing Square is a 38,800 square foot shopping center, whose tenants include a 17,000 square foot Aldi Grocery Store, Panera Bread, Pet Valu, AT&T and Popeye's.  This property is located in the heart of the retail district of Derby, CT, which is a densely populated trade area that draws from Shelton and Ansonia. In the 3-mile area surrounding the property, approximately 55,000 residents earn average household incomes of nearly $80,000 per year. In the 5-mile area, approximately 97,000 residents earn average household incomes of nearly $97,500 per year.  Most of the tenants built their premises from the ground up, which acts to lower the risk of the investment.  Our acquisition team is diligently working on additional shopping center acquisitions, including a grocery-anchored property located in our primary marketplace that we have under contract to purchase for $7.1 million.  In addition, we are under contract to purchase an approximate 4.1% equity investment (approximately $2.4 million) in a newly-formed DownREIT entity that will own three commercial properties, one of which is grocery-anchored, and we are also under contract to purchase, for $3.1 million, a free standing commercial property leased to Walgreen's.  We hope to have more to announce on this front in the months to come and look forward to re-deploying the remaining proceeds generated by the Pavilion sale into these acquisitions."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 75 properties containing approximately 4.8 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 188 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 23 consecutive years.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First quarter 2017 results (Unaudited)
 (in thousands, except per share data)

	Three Months Ended
	January 31,
	2017	2016

Revenues
Base rents	$21,112	$20,072
Recoveries from tenants	7,073	6,372
Lease termination income	24	42
Other income	861	965
Total Revenues	29,070	27,451

Operating Expenses
Property operating	5,148	4,767
Property taxes	4,848	4,623
Depreciation and amortization	6,581	5,688
General and administrative	2,455	2,462
Provision for tenant credit losses	78	239
Acquisition costs	103	80
Directors' fees and expenses	83	83
Total Operating Expenses	19,296	17,942

Operating Income	9,774	9,509

Non-Operating Income (Expense):
Interest expense	(3,257)	(3,271)
Equity in net income from unconsolidated joint ventures	514	383
Interest, dividends and other investment income	173	51

Net Income	7,204	6,672

Noncontrolling interests:
Net income attributable to noncontrolling interests	(222)	(225)
Net income attributable to Urstadt Biddle Properties Inc.	6,982	6,447
Preferred stock dividends	(3,570)	(3,570)

Net Income Applicable to Common and Class A Common Stockholders	$3,412	$2,877

Diluted Earnings Per Share:
Per Common Share:	$0.08	$0.08
Per Class A Common Share:	$0.09	$0.08

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	8,915	8,736
Class A Common and Class A Common Equivalent	29,439	26,174

Results of Operations

The following information summarizes the Company's results of operations for the three month period ended January 31, 2017 and 2016 (amounts in thousands):

	Three Months Ended January 31,				Change Attributable to:
Revenues	2017	2016	Increase (decrease)	% Change	Property Acquisitions /Sales	Properties Held In Both Periods (Note 1)
Base rents	$21,112	$20,072	$1,040	5.2%	$948	$92
Recoveries from tenants	7,073	6,372	701	11.0%	190	511
Other income	861	965	(104)	-10.8%	6	(110)

Operating Expenses
Property operating expenses	5,148	4,767	381	8.0%	164	217
Property taxes	4,848	4,623	225	4.9%	160	65
Depreciation and amortization	6,581	5,688	893	15.7%	317	576
General and administrative expenses	2,455	2,462	(7)	-0.3%	n/a	n/a

Other Income/Expenses
Interest expense	3,257	3,271	(14)	-0.4%	219	(233)
Interest, dividends and other investment income	173	51	122	239.2%	n/a	n/a

Note 1 – Properties held in both periods includes only properties owned for the entire periods of 2017 and 2016 including the Company's White Plains Property.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Revenues:
Base rents increased by 5.2% to $21.1 million for the three month period ended January 31, 2017 as compared with $20.1 million in the comparable period of 2016. The change in base rent and the changes in other income statement line items were attributable to:

Property Acquisitions/Sales:

In the first quarter of fiscal 2017, the Company purchased one property totaling 36,500 square feet of GLA.  This property accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the three month period ended January 31, 2017 when compared with the three month period ended January 31, 2016.

Properties Held in Both Periods:

Revenues
Base rents was relatively unchanged during the three month period ended January 31, 2017 when compared with the corresponding prior period.

At January 31, 2017, the Company's consolidated properties were approximately 92.6% leased, a decrease of 0.7% from the end of fiscal 2016. Overall property occupancy decreased to 92.1% at January 31, 2017 from 92.8% at the end of fiscal 2016.

In the three month period ended January 31, 2017, recoveries from tenants for properties owned in both periods (which represent reimbursements from tenants for operating expenses and property taxes) increased by $511,000. This increase was a result of an increase in both property tax expense and property operating expense in the consolidated portfolio, predominantly the result of increased snow removal costs in the first quarter of fiscal 2017 when compared with the first quarter of fiscal 2016.

Expenses
Property operating expenses increased by $217,000 in the three month period ended January 31, 2017 when compared with the corresponding prior period as a result of an increase in snow removal expenses.

Real estate taxes increased by $65,000 in the three month period ended January 31, 2017 when compared with the corresponding prior period as a result of an increase in tax assessments.

Interest expense decreased by $233,000 in the three month period ended January 31, 2017 when compared with the corresponding prior period as a result of the Company repaying a $7.5 million mortgage payable in the middle of fiscal 2016, normal amortization payments and a lower amount outstanding on the Company's unsecured revolving credit facility in the first quarter of fiscal 2017 when compared with fiscal 2016.

Depreciation and amortization expense increased by $576,000 in the three month period ended January 31, 2017 when compared with the corresponding prior period as a result of increased depreciation for tenant improvements for new tenants occupying space in the latter part of fiscal 2016 and first quarter of fiscal 2017.

Other Income and Expenses:

General and administrative expense was relatively unchanged in the three months ended January 31, 2017 when compared to the corresponding prior period predominantly as a result of a small reduction in restricted stock amortization expense and professional fees.

Non-GAAP Financial Measure
Funds from Operations ("FFO")

The company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  The company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the company's operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The company has adopted the definition suggested by the National Association of Real Estate Investment Trusts ("NAREIT").  The company defines FFO as net income computed in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with U.S. GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the company's operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the company's calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First quarter Ended 2017 Results
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:	Three Months Ended January 31,
	2017	2016
Net Income Applicable to Common and Class A Common Stockholders	$3,412	$2,877

Real property depreciation	4,964	4,769
Amortization of tenant improvements and allowances	1,326	777
Amortization of deferred leasing costs	267	120
Depreciation and amortization on unconsolidated joint ventures	396	473
(Gain)/Loss on sale of asset	-	(340)
Funds from Operations Applicable to Common and Class A Common Stockholders	$10,365	$8,676

Funds from Operations (Diluted) Per Share:
Class A Common	$0.28	$0.26
Common	$0.25	$0.23

Urstadt Biddle Properties Inc.
Balance Sheet Highlights
(in thousands)

	January 31,	October 31,
	2017	2016
	(Unaudited)
Assets
Cash and Cash Equivalents	$5,042	$7,271

Real Estate investments before accumulated depreciation	$1,028,208	$1,016,838

Investments in and advances to unconsolidated joint ventures	$38,311	$38,469

Mortgage note receivable	$13,500	$13,500

Total Assets	$944,821	$931,324

Liabilities
Revolving credit line	$23,000	$8,000

Mortgage notes payable and other loans	$271,500	$273,016

Total Liabilities	$329,201	$314,038

Redeemable Noncontrolling Interests	$18,934	$18,253

Preferred Stock	$204,375	$204,375

Total Stockholders' Equity	$596,686	$599,033